SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to 240.14 a-11(c) or 240.14a-12

                        SYSCOMM INTERNATIONAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                            Dennis Wilson, Secretary
                   (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check Appropriate Box):

     [  ]  $125  per  Exchange  Act  Rules   0-11(c)(1)(ii),   14a-6(i)(1),   or
14a-6(j)(2).

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
0-11.

    1) Title of each class of securities to which transaction applies:


    2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


    4) Proposed maximum aggregate value of transaction:


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
    ------------------------------------------------------------------------

    2)  Form, Schedule or Registration Statement:
    ------------------------------------------------------------------------

    3)  Filing Party:
    ------------------------------------------------------------------------

    4)  Date Filed:
    ------------------------------------------------------------------------

                        SYSCOMM INTERNATIONAL CORPORATION
                            (a Delaware corporation)


                              NOTICE OF 1998 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                     HELD AT 10:00 A.M. ON FEBRUARY 24, 1998


     To the Stockholders of SYSCOMM INTERNATIONAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of SYSCOMM INTERNATIONAL CORPORATION (the "Company") will be held on February 24, 1998, at 10:00 A.M. at The Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York 11788 for the following purposes:

     1. to elect three Class I directors;

     2. to adopt the Company's 1998 Stock Option Plan;

     3. to ratify the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent auditors for the fiscal year ending September 30, 1998; and

     4. to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.


     The Board of Directors has fixed January 15, 1998, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from January 24, 1998 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors



                              Dennis Wilson, Secretary

     Hauppauge, New York
     January 29, 1998

                        SYSCOMM INTERNATIONAL CORPORATION
                              275 Marcus Boulevard
                               Hauppauge, NY 11788
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       1998 ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD AT 10:00 A.M. ON FEBRUARY 24, 1998

     The enclosed Proxy Statement is solicited by the Board of Directors of SYSCOMM INTERNATIONAL CORPORATION (the "Company") in connection with the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on February 24, 1998, at 10:00 a.m. at The Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York 11788 and at any adjournment thereof. The Board of Directors has set January 15, 1998, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the record date, the Company had 4,555,540 shares of Common Stock outstanding. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

     The proxy will be voted in accordance with your directions as to:

     (1) the election of the persons listed herein as directors of the Company;

     (2) the adoption of the Company's 1998 Stock Option Plan;

     (3) the ratification of the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent auditors for the fiscal year ending September 30, 1998; and

     (4) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1997 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each stockholder of record on the Record Date will be entitled to one vote on all matters to come before the Meeting. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. The Proxy Statement, the attached Notice of Meeting, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about January 29, 1998.

                            1. ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Company's Board of Directors presently consists of seven members with three members in Class I and two members in each of Classes II and III. Each Class is elected for a term of three years. The term of office of the current Class I, II and III directors is scheduled to expire at the 1998, 1999 and 2000 annual meeting of stockholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     Three directors are to be elected as Class I directors by a plurality of the votes cast at the Meeting, each to hold office until the 2001 annual meeting of stockholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of Dennis
R. Wilson, Cornelia Eldridge and Lee Adams as Class I directors.

     Each of the nominees for election as a Class I director has advised the Company of his willingness to serve as a director and management believes that each nominee will be able to serve. If any nominee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors. The Board of Directors recommends voting FOR the election of Dennis R. Wilson, Cornelia Eldridge and Lee Adams as Class I directors.

     Information Regarding Directors

     The following table sets forth certain information with respect to (i) the nominees for election as Class I directors, including the year in which such nominees terms would expire, if elected, and (ii) each of the Class II and Class III directors whose terms will continue after the Meeting:



                                                                                       YEAR TERM EXPIRES
NAME                        AGE          POSITION                                      IF ELECTED, AND CLASS
John H. Spielberger...      55       Chairman of the Board of Directors,                2000 Class III
                                     President and Chief Executive Officer
                                     of Syscomm

Thomas J. Baehr.......      41       Vice President, Director of SysComm,               2000 Class III
                                     President and Chief Operating Officer
                                     of InfoTech

Dennis R. Wilson*.....      48       Vice President, Director of SysComm,               2001 Class I
                                     Chief Financial Officer and Secretary
                                     of SysComm

Norman M. Gaffney.....      49       Director of SysComm, Executive Vice                1999 Class II
                                     President of Marketing and Sales
                                     of InfoTech

John C. Spielberger...      28       Director of SysComm                                1999 Class II

Cornelia Eldridge*....      56       Director of SysComm                                2001 Class I

Lee Adams*............      65       Director of SysComm                                2001 Class I



     ------------------------

     * Nominee for Class I Director

     John H. Spielberger is the Chairman of the Board of Directors, President and Chief Executive Officer of SysComm, which he founded in 1986. He is also currently the Chairman of the Board and Chief Executive Officer of InfoTech, which he founded in 1980. From 1968 through 1976, Mr. Spielberger worked for IBM as a sales representative. From 1976 through 1980, Mr. Spielberger was employed as Vice President of The Harvey Group Inc., a company listed on the American Stock Exchange, where he was responsible for all management information systems and communications. In 1980, Mr. Spielberger founded John Spielberger & Associates, Inc., a designer, programmer and installer of computer systems, which later became known as InfoTech. Mr. Spielberger is a member of various IBM advisory boards which assist IBM in developing new and innovative programs to market their products. Mr. Spielberger graduated from Long Island University, C.W. Post Campus, New York in May 1966 with a B.A. in Biology.

     Thomas J. Baehr joined InfoTech in January 1994 and has been a member of SysComm's Board of Directors since August 1995. Mr. Baehr became InfoTech's President in January 1996 and is currently its Chief Operating Officer. From June 1978 through October 1979, Mr. Baehr worked as a sales representative at the Burroughs Corporation. From October 1979 through November 1986, Mr. Baehr was employed at Honeywell Information Systems, where he was responsible for the sale of mainframe and minicomputers to the General Electric Company. From November 1986 through July 1992, Mr. Baehr was employed by Prime Computer Inc. in various positions including sales manager for the New York metropolitan area and regional manager for the northeastern United States. From July 1992 through January 1994, Mr. Baehr was employed by Basic Computer Corporation in White Plains, New York. Mr. Baehr graduated Fairfield University, Connecticut in May of 1978 with a B.S. in Marketing.

     Dennis R. Wilson has been a director of the Company since 1986 and became Vice President and Chief Financial Officer of SysComm and InfoTech in March 1995. From 1972 through March 1992, Mr. Wilson was employed by The Harvey Group Inc. During his career at The Harvey Group, Mr. Wilson held the following positions: Member of the Board of Directors, Executive Vice President and Chief Financial Officer, Corporate Secretary and Director of Internal Audit. From 1992 through February 1995, Mr. Wilson was employed at The Boerner Company, a successor to The Harvey Group, as Chief Financial Officer. He received a B.S. in Accounting from St. John's University in June 1970 and received his M.B.A. from St. John's in January 1976. He is also a member of the Institute of Management Accountants and the Association of MBA Executives.

     Norman M. Gaffney has been a Director on the Board of SysComm since September 1996. He joined the Company in November 1994 and has served as Executive Vice President of Sales and Marketing of InfoTech since January 1996. Prior to joining SysComm, Mr. Gaffney was employed by IBM in various positions including Consulting Marketing Representative and Senior Accounts Manager for 22 years. Mr. Gaffney graduated from the University of Miami receiving a B.S. in Marketing.

     John C. Spielberger is a Director of the Board of SysComm. In 1991, he received a B.S. in Marketing from the Wallace School of Management, Boston College. From February 1992 through October 1992, Mr. Spielberger was employed as a marketing support representative for Lexmark International. Mr. Spielberger joined InfoTech in October 1992 and is a sales specialist for the RISC System/6000. Mr. Spielberger is the son of John H. Spielberger, the Chairman of the Board, President and Chief Executive Officer of SysComm.

     Cornelia Eldridge has been a Director of the Company since July 1997. Since 1981, Ms. Eldridge has been President of Eldridge Associates, Inc., a management consulting firm. Eldridge Associates provides strategic planning and organizational consulting services to senior executive management including Chief Executive Officers. Ms. Eldridge has a B.A. from Ohio Wesleyan University and an M.B.A. from the University of Massachusetts. She serves on the Board of Directors of DE Frey, Inc., a privately-held financial services firm. Ms. Eldridge also currently provides consulting services to Commonwealth Associates.

     Lee Adams has been a Director of the Company since July 1997. From 1989 through March 1997, when that company was sold, Mr. Adams was the Chairman and Chief Executive Officer of Target Solutions, Incorporated, a privately-held vertical remarketer of IBM's AS/400 line of products. From 1963 to 1989, Mr. Adams held various executive sales and marketing positions at IBM. Mr. Adams received a B.B.A. from Kalamazoo College in June 1963.

     The Company's officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

     The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The members of the Audit Committee are John C. Spielberger, Cornelia Eldridge and Lee Adams. The Audit Committee held no meetings during the fiscal year ended September 30, 1997. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     The members of the Compensation Committee are Thomas Baehr, Cornelia Eldridge and Lee Adams. The Compensation Committee held one meeting during fiscal year ended September 30, 1997. The function of the Compensation Committee is to make recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's executives and employees.

     The Board of Directors met on two occasions and acted four times by unanimous written consent during the fiscal year ended September 30, 1997.

     Family Relationships

     John H. Spielberger, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company is the father of John C. Spielberger, a Director of the Company.

     Director's Compensation

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive options to purchase 5,000 shares of Common Stock for each year served on the Board and reimbursement of expenses incurred in connection with attendance of Board and Committee Meetings. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     Executive Compensation

     The following table sets forth the compensation paid or accrued by the Company during each of the three fiscal years ended September 30, 1997 to the Company's Chief Executive Officer and the three most highly paid Company's Executive Officers whose total cash compensation for such periods exceeded $100,000 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation


Name and                                                                                Other Annual
Principal Position                      Year         Salary  ($)      Bonus  ($)        Compensation  ($)
------------------                     -------       ------------     ----------        -----------------

John H. Spielberger, Chairman of       1997          $140,000         $ 133,142         $ 27,623(1)
the Board of Directors,                1996          $100,000         $  90,000         $ 29,411(2)
President and Chief Executive          1995          $100,000         $       -         $         -
Officer of SysComm

Dennis R. Wilson, Vice President,      1997          $120,000         $  15,000                   -
Chief Financial Officer,               1996          $100,000         $  35,000         $         -
Secretary and Director of SysComm      1995          $ 58,333         $       -         $         -

Thomas J. Baehr, Vice President        1997          $150,000         $160,332          $         -
and Director of SysComm                1996          $134,579         $157,000          $         -
President and Chief Operating          1995          $157,016         $        -        $         -
Officer of InfoTech

Norman M. Gaffney, Director of         1997          $125,000         $169,852          $         -
SysComm, Executive Vice                1996          $304,613         $        -        $         -
President, Marketing and Sales         1995          $141,972         $        -        $         -
of InfoTech


     -------------------------------

     (1) Consists of expenses for a Company car ($719), life insurance premiums ($25,854) and administration fees on his pension plan ($1,050).

     (2) Consists of expenses for a Company car ($4,464), life insurance premiums ($23,897) and administration fees on his pension plan ($1,050).

     Stock Options

     The following table discloses information concerning stock options granted to the Named Executives during the Company's fiscal year ended September 30, 1997:

                                                                                                     Potential Realizable Value
                                                                                                     at Assumed Annual Rates of
                         Individual                                                                  Stock Price Appreciation for
                           Grants                                                                            Option Term
                         ----------                                                                   ------------------------


                                               % of Total
                                             Options/SARs              Exercise or
                        Options/SARs         Granted to Employees       Base Price         Expiration
         Name            Granted (#)           in Fiscal Year           ($/share)             Date          5%($)           10%($)
         ----            ----------           ---------------           ----------           -----         ------          -------


John H. Spielberger          3,000                  4.32%                6.11875         9/1/01        $1,927.51        $6,075.92

Dennis R. Wilson             3,000                  4.32%                5.5625          9/1/01        $3,596.26        $7,744.67

Thomas J. Baehr              3,000                  4.32%                5.5625          9/1/01        $3,596.26        $7,744.67

Norman M. Gaffney            3,000                  4.32%                5.5625          9/1/01        $3,596.26        $7,744.67

John C. Spielberger          2,000                  2.88%                5.5625          9/1/01        $3,596.26        $7,744.67




     Aggregated Option Exercises in Last Fiscal Year and Year-End Values

     The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended September 30, 1997, the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of September 30, 1997.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                                                                Value of
                                                                                   Number of                  Unexercisable
                                                                                  Unexercised                 In-the-Money
                                                                                    Options                    Options at
                                                                            at Fiscal Year End (#)         Fiscal Year End ($)

                               Shares Acquired        Value Realized             Exercisable/                 Exercisable/
          Name                 on Exercise (#)               $                   Unexercisable              Unexercisable (1)
          ----                 ---------------        --------------             -------------              -----------------

John H. Spielberger                  0                      0                    26,400/16,600               148,500/77,269
Dennis R. Wilson                     0                      0                    68,640/38,360              390,905/203,813
Thomas J. Baehr                      0                      0                    66,000/37,000              375,870/196,068
Norman M. Gaffney                    0                      0                    66,000/37,000              375,870/196,068
John C. Spielberger                  0                      0                     2,640/3,360                 15,035/9,370




     -------------------

     (1) Represents the closing price of the Company's Common Stock listed on the NASDAQ National Market on September 30, 1997 ($6.375) minus the respective exercise prices.

     Stock Option Plan

     1988 Stock Option Plan.

     On July 29, 1988, the stockholders approved a stock option plan (the "1988 Stock Option Plan"). In connection with the 1988 Stock Option Plan, 1,000,000 shares of Common Stock are reserved for issuance pursuant to options that may be granted under the plan through May 5, 1998.

     The purpose of the 1988 Stock Option Plan is to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations and to give them a greater personal interest in the success of the Company. The 1988 Stock Option Plan is administered by the Compensation Committee. The
Compensation Committee consists of at least three members of the Board of Directors. The Compensation Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine which Options shall constitute incentive stock options ("ISO") and which Options shall constitute Non-Qualified Stock Options; to determine which Options (if any) shall be accompanied by rights or limited rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to who, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Compensation Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Compensation Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Plan.

     Options granted under the 1988 Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the 1988 Stock Option Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the 1988 Stock Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     As of September 30, 1997, 564,500 options were granted at exercise prices ranging from $.68 to $6.11875 per share. To date, none of those options has been exercised. The options vest over a three or four year period, depending on the particular grant, following the date of the grant. Currently, only 328,680 shares are exercisable.

     Stock Performance Graph

     The following graph compares the percentage change in the cumulative total stockholder return for the period beginning on June 17, 1997 and ending on September 30, 1997, based upon the market price of the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies and a group consisting of the Company's peer corporations on a line-of-business basis. The corporations making up the peer group are Alpha Net Solutions, Inc., En Pointe Technologies, Inc., Manchester Equipment Co., Inc., Micros to Mainframes, Inc. and Pomeroy Computer Resources, Inc. The graph assumes (i) the reinvestment of dividends, if any, and
(ii) the investment of $100 on June 17, 1997 (the date the Company's Common Stock commenced trading) in the Company's Common Stock, the NASDAQ Stock Market Index and the Peer Group Index.

               Comparison Among SysComm International Corporation,
                 NASDAQ Stock Market Index and Peer Group Index


                        SysComm International               NASDAQ Stock
Period Ending           Corporation                         Market Index                       Peer Group Index

Measurement
Pt-6/17/97                 $100                               $100                             $100

9/30/97                    $127.50                            $116.81                          $149.32



     Employment Agreements

     The Company has entered into employment agreements with its executive officers that expire on September 30, 1999, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or habitual neglect of, the performance of his duties, willful misconduct, dishonesty or breach of trust which causes the Company to suffer any loss, fine, civil penalty, judgment, claim, damage or expense, a material breach of the employment agreement, or a felony conviction), or terminated by either party with thirty (30) days' written notice, and are automatically renewed for consecutive terms, unless cancelled at least thirty (30) days prior to expiration of the existing term. Each Employment Agreement provides that all of such executive's business time be devoted to the Company. In addition, each of the Employment Agreements also contains: (i) non-competition provisions that preclude each employee from competing with the Company for a period of up to two years from the date of the termination of his employment of the Company, (ii) non-disclosure and confidentiality provisions providing that all confidential information developed or made known during the term of employment shall be exclusive property of the Company, and (iii) non-interference provisions whereby, for a period of two years after his termination of employment with the Company, the executive shall not interfere with the Company's relationship with its customers or employees.

     The employment agreements also include compensation plans for fiscal year 1998 as follows: John H. Spielberger will receive $160,000 plus a bonus based on a percentage of pre-tax earnings of the Company based on sales volume; Thomas J. Baehr will receive $160,000 plus a bonus of a percentage of pre-tax earnings of InfoTech based on sales volume; Dennis R. Wilson will receive $140,000 plus a discretionary bonus determined by the Compensation Committee; and Norman M. Gaffney will receive $140,000 plus a bonus of 1% of the gross profit dollars of InfoTech and 1% of the pre-tax earnings of InfoTech.

     These employment agreements contain annual performance incentive plans which will be reviewed during the fiscal year and new incentive plans will be implemented by the Company's Compensation Committee for fiscal year 1999, and thereafter as applicable.

     401(k) Plan

     On January 1, 1994, the Company adopted a 401(k) savings plan for the benefit of all eligible employees. All employees as of the effective date of the 401(k) became eligible. An employee who became employed after January 1, 1994 would become a participant after the completion of six months of service and attainment of 20 years of age. Under the 401(k) plan, participants may elect to contribute from their compensation any amount up to the maximum deferral allowed by the Internal Revenue Code. Company contributions are discretionary and the Company may make optional contributions for any plan year at its discretion. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company recorded 401(k) costs totaling $29,681, $31,738 and $19,148 respectively. During the fiscal year ended September 30, 1997, the Company recorded 401(k) contributions in the amounts of $3,164, $2,817 and $3,169 for the accounts of Thomas J. Baehr, Dennis R. Wilson and Norman M. Gaffney, respectively.

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Prior to the Company's initial public offering in June 1997, the Company did not have a Compensation Committee of its Board of Directors. In June 1997, the Company formed a Compensation Committee. Prior to the formation of the Compensation Committee, decisions regarding compensation were made by John H. Spielberger, the Company's Chairman, President and Chief Executive Officer. Mr. Spielberger, in his capacities as director, made all decisions concerning compensation of executive officers for the Company's fiscal year ended September 30, 1997, including entering into two year employment agreements between themselves and the Company, which agreements became effective June 17, 1997 and terminate September 30, 1999.

     Board Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two independent outside directors of the Company and one inside director or the Company.

     The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies; in a manner consistent and supportive of overall Company objectives; and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company's executive compensation program will:

     (1)  reward   executives  for  strategic   management  and  enhancement  of
stockholder value;

     (2) reflect each executive's success at resolving key operational issues;

     (3) facilitate both the short-term and long-term planning process; and

     (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

         In reviewing the Company and executives' performance over the past fiscal year, the Committee took into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow.

     Base Salary

     Base salary for the Company's executives is intended to provide competitive remuneration for services provided to the Company over a one year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company. Minimum base salary levels for the Named Executives are determined according to employment agreements which are in effect through September 30, 1999.

     Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Through this program, in the fiscal year ended September 30, 1997, each of the Named Executives' actual bonus payment was derived from specific measures of Company and individual performance. Depending on management level and seniority, executives within each entity are able to earn a percentage of the base salary as a performance-related bonus. The actual annual bonus awards payable to the Named Executives are based on the terms established in their employment agreements which are in effect through September 30, 1999.

     Long-Term Incentives

     In keeping with its desire to align long-term executive compensation with long-term shareholder value improvements, the Committee has again awarded stock option grants to executives of the Company. Recognizing the value of these grants in motivating long-term strategic decision making, the use of the stock options, in compensating other members of Company management was again employed by the Company. For the fiscal year ended September 30, 1997, the Named Executives received 12,000 stock options.

     Chief Executive Officer

     Through September 30, 1999, Mr. John H. Spielberger, Chief Executive Officer, will be compensated under a previously disclosed employment agreement between himself and the Company. This contract establishes the minimum levels of compensation which are to be paid to Mr. Spielberger by the Company.

     During the fiscal year ended September 30, 1997, Mr. Spielberger received an increase in his base salary of approximately 14% from the prior year's level. In addition to his base salary, Mr. Spielberger is eligible to participate in the short-term or long-term incentive programs outlined above for the other Named Executives. During the fiscal year ended September 30, 1997, the amount of Mr. Spielberger's short-term incentive bonus was calculated based on the terms established in the employment agreement. Based on this formula, Mr. Spielberger received a $133,142 bonus payment for the fiscal year ended September 30, 1997.

                             COMPENSATION COMMITTEE:

                                 Thomas J. Baehr
                                Cornelia Eldridge
                                    Lee Adams

     Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of shares of the Common Stock as of the date hereof, by (i) each person who owns beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group:


           Name and Address of                 Amount and Nature of                    Percent
             Beneficial Owner                Beneficial Ownership (2)                 of Class
John H. Spielberger (1) (3)                         2,506,400                          56.70%


Dennis R. Wilson (1) (5)                              88,640                            2.01%


Thomas J. Baehr (1) (6)                               86,000                            1.95%


Norman M. Gaffney (1) (6)                             66,000                            1.49%


John C. Spielberger  (1) (4)                          7,640                             .17%


Cornelia Eldridge (1) (7)                                -                                -


Lee Adams (8)......................                      -                                -


Mark Vinelli (1) (9)                                 270,000                            6.11%


All Officers and Directors as a group
  (five  persons)..................                 2,754,680                          62.32%


     ---------------

     The addresses of John H.  Spielberger,  Dennis R. Wilson,  Thomas J. Baehr,
John C. Spielberger, Norman M. Gaffney and Mark Vinelli are c/o SysComm International Corporation, 275 Marcus Boulevard, Hauppauge, New York 11788.

     Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

     Includes 600,000 shares owned by Bearpen Limited Partnership, a partnership of which John H. Spielberger and his wife, Catherine, are the general partners. Excludes 50,000 shares owned by Mr. Spielberger's wife, Catherine, of which John
H.  Spielberger  disclaims  beneficial  ownership.  Includes options to purchase
26,400  shares  of  Common  Stock  at an  exercise  price  of  $.75  per  share, exercisable as of June 30, 1997. Does not include options to purchase 13,600 shares of Common Stock at an exercise price of $.75 per share, or options to purchase 3,000 shares of Common Stock at an exercise price of $6.11875 per share.

     Excludes 20,000 shares owned by Teresa Murphy, John C. Spielberger's wife. Includes options to purchase 2,640 shares of Common Stock at an exercise price of $.68 per share, exercisable as of June 30, 1997. Does not include options not currently exercisable to purchase 1,360 shares of Common Stock at an exercise price of $.68 per share, or options to purchase 2,000 shares of Common Stock at an exercise price of $5.5625 per share.

     Includes options to purchase 68,640 shares of Common Stock at an exercise price of $.68 per share, exercisable as of June 30, 1997. Does not include options not currently exercisable to purchase 35,360 shares of Common Stock at an exercise price of $.68 per share or options to purchase 3,000 shares of Common Stock at an exercise price of $5.5625 per share.

     Includes options to purchase 66,000 shares of Common Stock at an exercise price of $.68 per share, exercisable as of June 30, 1997. Does not include options not currently exercisable to purchase 34,000 shares of Common Stock at an exercise price of $.68 per share, or options to purchase 3,000 shares of Common Stock at an exercise price of $5.5625per share.

     The address of Cornelia Eldridge is 4514 Elkhorn Road, P.O. Box 6243, Sun Valley, Idaho 83354. Does not include options to purchase 5,000 shares of Common Stock at an exercise price of $5.5625 per share.

     The address of Lee Adams is P.O. Box 2404, Lake Arrowhead, California 92352. Does not include options to purchase 5,000 shares of Common Stock at an exercise price of $5.5625 per share.

     Does not include options to purchase 1,500 shares of Common Stock at an exercise price of $5.5625 per share.

     Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended September 30, 1997, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ended September 30, 1997 were filed except that initial reports of ownership for Cornelia Eldridge and Lee Adams and reports of changes in ownership for John H. Spielberger, Dennis R. Wilson, Thomas J. Baehr, Norman M. Gaffney and John C. Spielberger were filed late.

     Certain Relationships and Related Transactions

     John H. Spielberger has a consulting Agreement with Ameriquest Technologies, Inc. ("Ameriquest"), a company that purchased Romel Technology, Inc., a subsidiary of the Company. Pursuant to this Agreement, which commenced in December 1993, Ameriquest paid Mr. Spielberger $10,000 per month through December 1997. This Agreement was completed in December 1997.

                      2. ADOPTION OF 1998 STOCK OPTION PLAN

     At the Meeting, the Company's stockholders will be asked to adopt the 1998 Stock Option Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company in January, 1997.

     The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentives for certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to continue to promote the well-being of the Company, it is in the best interest of the Company and its stockholders to provide to such persons, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the grant of options has proven to be a valuable tool in attracting and retaining key employees. The Board believes that the Plan (i) will provide the Company with significant means to attract and retain talented personnel; (ii) will result in saving cash, which otherwise would be required to maintain current key employees and adequately attract and reward key personnel; and (iii) consequently will prove beneficial to the Company's ability to be competitive.

     If the above-described Plan is approved by the stockholders, options will be granted under the Plan, the timing, amounts and specific terms of which cannot be determined at this time.

     The following summary of the Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Plan set forth as Exhibit "A" to this Proxy Statement.

     Summary of the Plan

     The Plan has 500,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Code or (ii) non-qualified stock options. ISOs may be granted under the Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. In certain circumstances, the exercise of stock options may have an adverse effect on the market price of the Common Stock.

     The purpose of the Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The Plan is administered by the Compensation Committee. The Committee, within the limitations of the Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on the shares subject to options. Options granted under the Plan may not be granted at a price less than the fair market value of the Common Stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The Plan will terminate in February, 2008; however, options granted under the Plan will expire not more than ten years from the date of grant. Options granted under the Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     Certain Federal Income Tax Consequences of the Plan

     The following is a brief summary of the Federal income tax aspects of stock options to be granted under the Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     Incentive Stock Options. A participant will recognize no taxable income upon the grant or exercise of an ISO. Upon a disposition of the shares after the later of two years from the date of grant and one year after the transfer of the shares to the participant, (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options. The excess, if any, of the fair market value of the shares on the date of exercise of an ISO over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. In the case of a disposition of shares in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price which is the same amount included in the regular taxable income.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition on an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as short-term or long-term capital gain, depending on the length of time that the participant held the shares, and the Company will not qualify for a deduction with respect to such excess.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option. See "Non-Qualified Stock Options."

     Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options (i) upon grant of the option, the participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant; and (iv) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

     Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to adopt the Plan.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 2.

                            3. SELECTION OF AUDITORS

     The firm of Albrecht, Viggiano, Zureck & Company, P.C. has audited the financial statements of the Company for the past four years and the Board of Directors has, subject to ratification by stockholders, appointed that firm to act as its independent public accountants for the Company's fiscal year ending September 30, 1998. Accordingly, management will present to the Meeting a resolution proposing the ratification of the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent public accountants for the fiscal year ending September 30, 1998.

     A representative of Albrecht, Viggiano, Zureck & Company, P.C. is expected to be present at the Meeting and will be given the opportunity to make a statement and to respond to appropriate questions addressed by stockholders.




                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 3.

                                4. OTHER BUSINESS

     The Board of Directors has no knowledge of any other business which may come before the Meeting and does not intend to present any other business. However, if any other business shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

     Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 275 Marcus Boulevard, Hauppauge, New York 11788, on or before August 23, 1998. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                    By Order of the Board of Directors

                                    Dennis Wilson, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended September 30, 1997. Such request should be addressed to Stockholder Relations, SysComm International Corporation, 275 Marcus Boulevard, Hauppauge, New York 11788.


     Dated: January 29, 1998